                               ARTICLES OF MERGER
                                       OF
                         UNITEDHEALTH GROUP INCORPORATED
                                      INTO
                          UNITED HEALTHCARE CORPORATION


         Pursuant to Section 302A.621 of the Minnesota Statutes, the undersigned corporations execute the following articles of merger:

         FIRST: The names of the corporations participating in the merger and the States under the laws of which they are respectively organized are as follows:

               Name of Corporation                               State
               ------------------                                -----
          United HealthCare Corporation                         Minnesota

          UnitedHealth Group Incorporated                       Minnesota

          SECOND: The name of the surviving corporation is UnitedHealth Group Incorporated and the Articles of Incorporation of the surviving corporation are to be amended by virtue of the merger provided for in this Agreement by amending
Article I of the Articles of Incorporation, as follows:
                                       "I.

          The name of this corporation is UnitedHealth Group Incorporated."

          THIRD: The following plan of merger was approved by the affirmative vote of a majority of the directors present at a meeting of the Board of United HealthCare Corporation and by written action of the Board of Directors of UnitedHealth Group Incorporated:


                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                         UNITEDHEALTH GROUP INCORPORATED
                                      INTO
                          UNITED HEALTHCARE CORPORATION


This AGREEMENT AND PLAN OF MERGER, is made as of March 1, 2000, between UnitedHealth Group Incorporated ("UHG"), a Minnesota corporation, and United HealthCare Corporation ("UHC"), a Minnesota corporation (UHG and UHC hereinafter collectively referred to as "Constituent Corporations").

                                   WITNESSETH:

WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and in the best interest of the Constituent Corporations and their shareholders that UHG be merged with and into UHC (the "Merger").

NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

     1. The Merger shall be in accordance with Section 302A.621 of the Minnesota Business Corporation Act.

     2.   That the Effective Date hereof shall be March 6, 2000.

     3. Upon the Effective Date, UHG shall be merged with and into UHC and UHC shall be the Surviving Corporation.

     4. Upon the Effective Date, the separate existence of UHG shall cease and all the property, rights, privileges, immunities and franchises of UHG and all of the property, real, personal and mixed, and all the debts due on whatever account to UHG, as well as all stock subscriptions and other causes in action belonging to UHG, and the title to all real estate vested in UHG shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corporation. The Surviving Corporation is responsible and liable for all the liabilities and obligations, including the rights and

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          obligations under the agreements of UHG. A claim by or against or a pending proceeding by or against UHG may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of UHG. Neither the rights of creditors nor any liens upon the property of UHG are impaired by the Merger.

     5. From and after the Effective Date and until further amended in accordance with the Minnesota Business Corporation Law, the Articles of Incorporation of UHC in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation.

     6. The directors and officers of UHC in office immediately prior to the Effective Date shall, from and after the Effective Date, be the directors and officers of the Surviving Corporation. Directors and officers will serve until their respective successors are duly appointed or elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

     7. All of the outstanding shares of UHG common stock are owned by UHC. On the Effective Date, the shares of UHG will not be converted into shares of the Surviving Corporation, but instead shall be canceled (along with the certificates representing the same) and all rights in respect thereof shall thereupon cease to exist.

     8. All of the outstanding shares of UHC common stock shall remain common stock of the Surviving Corporation and all rights in respect of such shares shall remain in full effect. On the Effective Date, all new shares issued going forward shall bear the name of UnitedHealth Group Incorporated.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date written above.


UNITED HEATLHCARE CORPORATION               UNITEDHEALTH GROUP INCORPORATED


By       /s/ Stephen J. Hemsley             By     /s/ David J. Lubben
  ------------------------------------        ---------------------------------
         Stephen J. Hemsley, President              David J. Lubben, Secretary


                            SECRETARY'S CERTIFICATION

         David J. Lubben, being the Secretary of both United HealthCare Corporation., a Minnesota corporation, and UnitedHealth Group Incorporated, a Minnesota corporation, pursuant to Minnesota Statute ss.302A.621 does hereby certify that the Boards of Directors of both corporations voted unanimously to approve and adopt the attached Agreement and Plan of Merger on the 8th day of February, 2000.


                                       By          /s/ David J. Lubben
                                         --------------------------------------
                                                   David J. Lubben, Secretary


STATE OF MINNESOTA         )
                           )ss.                       ACKNOWLEDGMENT
COUNTY OF HENNEPIN         )

         On this 1st day March, 2000, personally came before me, a Notary Public for the State of Minnesota, David J. Lubben, known to me personally to be the Secretary of United HealthCare Corporation and UnitedHealth Group Incorporated and acknowledged said Agreement and Plan of Merger and the Secretary's Certification of the same to be the act and deed of the signers and that the facts stated therein are true.
         GIVEN under my hand and seal of office the day and year aforesaid.


                                       /s/Mary Borowski
                                      -----------------------------------------
                                       Notary Public